Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)

(Form Type)

Chesapeake Utilities Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.4867 per share	Rule 457(r)	4,438,596(1)	$85.50	$379,499,958	0.00014760	$56,014.19
Fee Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	Includes 578,947 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares solely to cover over-allotments, if any.
(2)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-274284) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.